Exhibit 99.1

National General Holdings Corp. Announces Agreement to Acquire Direct General Corporation

NEW YORK, June 24, 2016 (GLOBE NEWSWIRE) — National General Holdings Corp. (Nasdaq:NGHC) today announced that it has agreed to acquire Elara Holdings, Inc., the parent company of Direct General Corporation, a Tennessee based P&C insurance company that predominantly writes non-standard auto business in the Southeastern United States. The estimated purchase price for the transaction is approximately $165 million, subject to customary post-closing adjustments. The transaction is expected to close in the fourth quarter of 2016, subject to customary closing conditions and regulatory approvals.

National General Chief Executive Officer Barry Karfunkel stated: “We are excited about the addition of Direct General to our growing personal lines portfolio. This acquisition adds a company that is well known as a direct marketing non-standard auto leader in the Southeastern U.S. and has a track record of strong growth which will enable us to expand our product distribution channel. We expect to realize substantial benefits from transitioning Direct General to our state-of-the-art technology system, advanced pricing analytics, comprehensive reinsurance structure, and as such we expect the transaction will be immediately accretive to earnings. We look forward to welcoming the Direct General team and providing them with the broad resources and capabilities that National General has to offer.”

Morgan Stanley & Co. LLC acted as financial advisor to National General in connection with the transaction. Willis Capital Markets & Advisory and TigerRisk Capital Markets & Advisory acted as financial advisors to Direct General Corporation in connection with the transaction. Kramer Levin Naftalis & Frankel LLP provided legal counsel to National General in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel to Elara Holdings, Inc. in connection with the transaction.

About Direct General Corporation

Based in Nashville, Tennessee, Direct General Corporation was originally founded in 1991 and has approximately 1,800 employees. Direct General wrote $483 million of net written premium in 2015, with $464 million in non-standard auto business and $19 million from term-life products. The company writes in 13 core Southeastern markets, with the highest proportion of premiums coming from Florida, Tennessee, Texas, and South Carolina, which combined for nearly 80% of 2015 auto NWP. The company employs a direct to consumer omni-channel distribution strategy that includes 417 company owned store fronts, a mobile web platform, phone sales centers, kiosks, and affinity partners. At December 31, 2015, Direct General had total equity of $130 million.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission.

Investor Relations Department

Phone: 212-380-9462

Email: Investors@ngic.com

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